UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
____________________________

QUMU CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	41-1577970
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

400 S 4th St, Suite 401-412
Minneapolis, MN 55415
(Address of principal executive offices and zip code)

____________________________

Qumu Corporation
Second Amended and Restated 2007 Stock Incentive Plan
(Full Title of the Plan)
____________________________

Copy to:

Thomas A. Krueger	April Hamlin
Chief Financial Officer	Ballard Spahr LLP
Qumu Corporation	2000 IDS Center
400 South 4th Street, Suite 401-412	80 South 8th Street
Minneapolis, MN 55415	Minneapolis, MN 55402
(612) 638-9100	(612) 371-3211

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [X]	Smaller reporting company [X]
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [ ]

EXPLANATORY NOTE
This Registration Statement on Form S-8 is filed by Qumu Corporation (the “Company”) to register an additional 1,200,000 shares of its common stock authorized for issuance under the Qumu Corporation Second Amended and Restated 2007 Stock Incentive Plan, as amended (the “Plan”).

On May 15, 2007, the shareholders of the Company adopted the 2007 Stock Incentive Plan (the “2007 Plan”) and authorized 730,320 shares of common stock to be reserved for issuance under the 2007 Plan. The Company filed a Registration Statement on Form S-8 on November 13, 2007 to register the 730,320 shares (File No. 333-147344).

On May 13, 2009, the Company’s shareholders approved the Amended and Restated 2007 Stock Incentive Plan (the “A&R Plan”), including an amendment to increase the number of shares authorized under the A&R Plan by 500,000. The Company filed a Registration Statement on Form S-8 on August 11, 2009 to register the additional 500,000 shares (File No. 333-161262).

On May 11, 2011, the Company’s shareholders approved the Plan, including an amendment to increase the number of shares authorized under the Plan by 500,000. The Company filed a Registration Statement on Form S-8 on August 8, 2011 to register the additional 500,000 shares (File No. 333-176145).

On May 20, 2014, the Company’s shareholders approved an amendment to the Plan to increase the number of shares authorized under the Plan by 500,000. The Company filed a Registration Statement on Form S-8 on July 18, 2014 to register the additional 500,000 shares (File No. 333-197520).

On May 12, 2016, the Company’s shareholders approved amendments to the Plan, including an amendment to increase the number of shares authorized under the Plan by 500,000. The Company filed a Registration Statement on Form S-8 on January 13, 2017 to register the additional 500,000 shares (File No. 333-215549).

On May 10, 2018, the Company’s shareholders approved amendments to the Plan, including an amendment to increase the number of shares authorized under the Plan by 500,000. The Company filed a Registration Statement on Form S-8 on August 8, 2018 to register the additional 500,000 shares (File No. 333-226694).

On September 30, 2020, the Company’s shareholders approved an amendment to the Plan to increase the number of shares authorized under the Plan by 500,000. On May 6, 2021, the Company’s shareholders approved an amendment to the Plan to increase the number of shares authorized under the Plan by 500,000. The Company filed a Registration Statement on Form S-8 on May 7, 2021 to register the additional aggregate 1,000,000 shares (File No. 333-255927).

On June 2, 2022, the Company’s shareholders approved an amendment to the Plan to increase the number of shares authorized under the Plan by 1,200,000. The additional 1,200,000 shares approved by the shareholders on June 2, 2022 are covered by this Registration Statement. Pursuant to General Instruction E of Form S-8 and the contents of the earlier registration statements are incorporated herein by reference.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Pursuant to the Note to Part I of Form S-8, the information required by Part I of Form S-8 has been omitted from this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.        Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission are hereby incorporated by reference:

(a)The Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed on April 15, 2022;
(b)The portions of the Company’s definitive proxy statement on Schedule 14A filed on May 2, 2022 for its 2022 Annual Meeting of Shareholders held on June 2, 2022 that are incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2021;
(c)The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed on May 16, 2022;
(d)The Company’s Current Reports on Form 8-K filed (but not furnished) on February 25, 2022, March 18, 2022, March 31, 2022, April 4, 2022, April 18, 2022, May 13, 2022, and June 3, 2022; and
(e)The description of the Company’s common stock contained in Exhibit 4.1 to the Company’s Annual Report on Form 10-K (No. 000-20728) for the fiscal year ended December 31, 2021, filed with the Commission on April 15, 2022, including any amendment or report filed for the purpose of updating such description.
In addition, all reports and other documents subsequently filed (but not furnished) by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all of the shares of common stock offered hereby have been sold or that deregisters all shares of the common stock then remaining unsold, shall be .deemed to be incorporated by reference in and a part of this Registration Statement from the date of filing of such reports and documents; except as to any portion of any future annual or quarterly report to shareholders or document or current report furnished under current Item 2.02 or Item 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K that is deemed to be furnished and not filed under such provisions.

Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.        Description of Securities.

Not applicable.

Item 5.        Interests of Named Experts and Counsel.

Not applicable.

Item 6.        Indemnification of Directors and Officers.

Section 302A.521 of the Minnesota Statutes and Article IX of the Company’s Amended and Restated Bylaws require, among other things, the indemnification of persons made or threatened to be made a party to a proceeding by reason of acts or omissions performed in their official capacity as an officer, director, employee or agent of the Company against judgments, penalties and fines (including attorneys’ fees) if such person is not otherwise indemnified, acted in good faith, received no improper benefit, reasonably believed that such conduct was in the best interests of the Company, and, in the case of criminal proceedings, had no reason to believe the conduct was unlawful. In addition, Section 302A.521, subdiv. 3, of the Minnesota Statutes requires payment by the Company, upon written request, of reasonable expenses in advance of final disposition in certain instances if a decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders or by a court. The Company also maintains an insurance policy to assist in funding indemnification of directors and officers for certain liabilities.

Item 7.        Exemption from Registration Claimed.

Not applicable.

Item 8.        Exhibits.

Exhibit

3.1
1992 Restated Articles of Incorporation of Qumu Corporation (f/k/a Rimage Corporation) (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017).

3.2
Articles of Amendment to 1992 Restated Articles of Incorporation of Qumu Corporation (f/k/a Rimage Corporation) (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-8 (File No. 333-69550)).

3.3	Amended and Restated Bylaws of Qumu Corporation (f/k/a Rimage Corporation), as amended (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K dated March 7, 2007).
3.4
Articles of Amendment to the 1992 Restated Articles of Incorporation of Qumu Corporation (f/k/a Rimage Corporation) as filed with the Minnesota Secretary of State effective as of September 16, 2013 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated September 16, 2013).

3.5
Amendments effective March 2, 2016 to the Amended and Restated Bylaws of Qumu Corporation (f/k/a Rimage Corporation) (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated March 2, 2016).

4.1
Second Amended and Restated 2007 Stock Incentive Plan, as amended through February 24, 2022 and approved by shareholders on June 2, 2022 (incorporated by reference to Appendix A to the Company’s definitive proxy statement on Schedule 14A, filed on May 2, 2022, for the 2022 Annual Meeting of Shareholders held on June 2, 2022).

5.1	Opinion of Ballard Spahr LLP.
23.1	Consent of Ballard Spahr LLP (included in Exhibit 5.1).
23.2	Consent of RSM US LLP, Independent Registered Public Accounting Firm.
23.3	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
24.1	Power of Attorney (included on signature page hereto).
107.1	Filing Fee Table.

Item 9.        Undertakings.

(a)    The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corte Madera, State of California, on June 30, 2022.
QUMU CORPORATION
By /s/ Thomas A. Krueger
Thomas A. Krueger, Chief Financial Officer

POWER OF ATTORNEY
Each person whose signature to this registration statement appears below hereby constitutes and appoints Rose Bentley and Thomas A. Krueger, signing singly as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to sign on his or her behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file with the Securities and Exchange Commission all amendments (including post-effective amendments) to this registration statement, with all exhibits thereto, and any and all instruments or documents filed as part of or in connection with this registration statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof. The undersigned also grants to said attorney-in-fact, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted. This power of attorney shall remain in effect until revoked in writing by the undersigned.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 30, 2022.

/s/ Rose Bentley Rose Bentley	President and Chief Executive Officer (Principal Executive Officer), Director
/s/ Thomas A. Krueger Thomas A. Krueger	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
/s/ Mary E. Chowning Mary E. Chowning	Director
/s/ Neil E. Cox Neil E. Cox	Director
/s/ Daniel R. Fishback Daniel R. Fishback	Director
/s/ Edward D. Horowitz Edward D. Horowitz	Director
/s/ Kenan Lucas Kenan Lucas	Director
/s/ Robert F. Olson Robert F. Olson	Director